Exhibit 99.10

677 Washington Boulevard
Stamford, CT 06901
Phone: (203) 719 3000

CONFIRMATION ([CALL/PUT] OPTION)

Date:

Name:
Address:

Dear                                              :

We have acted as agent for you and for UBS AG, London Branch, in connection with the transaction(s) set forth in the underlying confirmations enclosed herewith. We have charged UBS AG, London Branch, a commission for our services. Details of the amount of such commission will be furnished to you upon your written request.

Please check the underlying confirmations carefully and immediately upon receipt so that errors and discrepancies can be promptly identified and rectified. If the enclosed confirmations correctly set forth the terms of the transaction(s), please execute each confirmation and promptly return by facsimile.

Please return to Fax no. (212) 821 2407
Attn. Strategic Equity Solutions
***Please return entire confirmation***

If there are any errors or discrepancies, these should be communicated immediately to us and in any event no later than three business days after receipt of this letter.

Yours faithfully,

UBS Securities, LLC

By:		By:
	Name: Title:		Name: Title:

ab
UBS AG
100 Liverpool Street
London EC2M 2RH
Documentation: Tel: +44 207 568 0673
Fax: +44 207 568 9895/ 9896

Date:	[Date]

To:	[Client] (“Party B”)
[Client’s address]

From:	UBS AG London Branch (“Party A”),
as Transacting Branch

Re:	Equity Option Confirmation
UBS Reference Number: [ ]

The purpose of this writing is to confirm the terms and conditions of the [call/put] option transaction (the “Transaction”) entered into between us on the Trade Date specified below.

This Confirmation constitutes a “Confirmation” under, and supplements, forms part of, and is subject to, the Master Agreement for Equity Options dated as of the date specified below, as may be amended and supplemented from time to time, between you and UBS AG (the “Master Agreement”).  All provisions contained in the Master Agreement govern this Confirmation except as expressly modified below.  This Confirmation is further subject to the Pledge and Security Agreement dated as of the date specified below among you, the Option Office (as defined in the Pledge Agreement), UBS AG London Branch, and certain others (the “Pledge Agreement”). Capitalized terms used but not defined herein shall have the meanings they are given in the Master Agreement or the Pledge Agreement, as the context requires, if defined therein.

Master Agreement Date:	[ ]

Pledge Agreement Date:	[ ]

Trade Date:	[ ]

The terms of the Transaction to which this Confirmation relates are as follows:

Buyer:	[ ]

Seller:	[ ]

Option Type:	[ ]

Option Style:	European

Underlying Shares:	Share of [common stock] issued by _________ (the "Company")

Number of Underlying Shares:	[ ]

Strike Price:	[ ]

Premium	[ ]

Premium Payment Date:	[ ] Business Days after the Trade Date

Exchange:	The primary national securities market or automated quotation system on which the
Underlying Shares are admitted for trading or qualified.

Related Exchange:	The primary exchange on which options or futures on the Shares are traded.

Calculation Agent:	Party A, whose calculations shall be binding absent manifest error.

Clearance System:	The Depository Trust Company, or any successor to or transferee of such clearance system.

Procedure for Exercise

Expiration Date:	[ ], or, if that day is not an Exchange Business Day, the first following day that is an
Exchange Business Day.

Expiration Time:	At the close of trading on the Exchange (without regard to any extended or after-
hours trading sessions)

Automatic Exercise:	Applicable

Telephone or facsimile
number for purposes
of giving notice:

Party A:	Telephone: (212) 713 3638
Fax: (212) 821 2407

Party B:	Telephone: [Please Advise]
Fax: [Please Advise]

Settlement Terms

Settlement:	Physical Settlement shall apply. Seller agrees to deliver to Buyer on the Settlement
Date a number of Shares equal to the Number of Underlying Shares plus any amounts that Buyer is obligated to pay as a result of physically settling a derivative contract pursuant to Section 31 of the Securities Exchange Act of 1934, as amended
(the "Exchange Act").

Reference Price:	The closing price of the Underlying Shares as reported by the Exchange at the
Expiration Time on the Expiration Date as determined by the Calculation Agent.

Account Details:

Account for payments
	to Party A:	A/C NO
With UBS AG, in Stamford
ABA NO

Account for payments
	to Party B:	[please advise]

Security Provisions

	Security Agreement:	The Transaction shall be subject to the Pledge and Security Agreement, pursuant to which Party B is required to deliver the Required Collateral and pursuant to which
UBS AG, Stamford Branch acts as Collateral Agent.

	Required Collateral:	[ ] Underlying Shares

Dividends and Adjustments

Dividend Amount
	Payment:	On each Dividend Payment Date, Party B shall pay to Party A an amount in cash equal to the product of (i) either, as the case may be, (a) the amount or value of the
Ordinary Dividend per share less the Dividend Cap Amount per share, provided the amount or value is greater than zero, or (b) the Extraordinary Dividend per share, and (ii) the Number of Shares representing Party A’s theoretical hedge position as of the ex-dividend date for such dividend, as determined by the Calculation Agent.

	Dividend Payment Date:	With respect to each Ordinary Dividend or Extraordinary Dividend, the day on which the corresponding dividend is paid by to shareholders of Common Stock.

	Ordinary Dividend:	Any ordinary cash dividend on the shares.

	Dividend Cap Amount:	[ ]

	Extraordinary Dividend:	Any dividend or distribution on the Shares excluding any Ordinary Dividend, as determined by the Calculation Agent.

Special Provisions

1.	Hedge Transactions:	In connection with establishing its hedge with respect to the Transaction, Party A may execute one or more transactions with UBS Securities LLC.

2.	Related
	Compensation:	In connection with the Transaction, Party A has paid a commission to [ ].

[3.	Additional
Termination
	Events:	The occurrence of either a Hedging Disruption Event or an Excess Borrow Cost
Event shall constitute an Event of Default with respect to the portion of the
Transaction affected by the Hedging Disruption Event or the Excess Borrow Cost
Event, and the amount(s) payable, if any, by one or the other party will be determined by the Calculation Agent as if Counterparty is the Defaulting Party.

WHERE:

“Hedging Disruption Event” shall mean events or circumstances occurring any time following the Trade Date hereof, which are beyond the control of Party A and that have resulted in Party A’s inability to, after using commercially reasonable efforts,
(1) successfully borrow the Shares, (2) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) it deems necessary to hedge the equity price risk of entering into and performing its obligations with respect to the relevant Transaction, or (3) realize, recover or remit the proceeds of any such transaction(s) or asset(s).

“Excess Borrow Cost Event” shall mean events or circumstances occurring any time after the Trade Date which are beyond the control of Party A and that have resulted in Party A’s inability to, after using commercially reasonable efforts, maintain a borrow of Shares (up to a number equal to the Number of Shares) on terms that require Party A to pay borrow costs in an amount less than or equal to the Fixed
Borrow Cost.

“Excess Borrow Costs” for any day equals the amount per Share by which UBS’s direct or indirect average cost of borrowing the Shares for such day exceeds the
Fixed Borrow Cost.

“Fixed Borrow Cost” means [ ] basis points.]

4.	Role of Agent:	UBS Securities LLC shall act as agent (the “Agent”) for Party A and Party B within the meaning of Rule 15a-6 under the Exchange Act in connection with this
Transaction. Each party agrees and acknowledges that (i) the Agent acts solely as agent on a disclosed basis with respect to the transactions contemplated hereunder, and (ii) the Agent has no obligation, by guaranty, endorsement or otherwise, with respect to the obligations of either Party A or Party B hereunder. In this regard, each of Party A and Party B acknowledges and agrees to look solely to the other for performance hereunder, and not to the Agent. Party A is not a member of the
Securities Investor Protection Corporation (SIPC).

5.	Transactions
Involving
	Shares:	To hedge its exposure to the Shares under this Agreement, Buyer or an affiliate thereof may from time to time effect purchases, long sales or short sales (including without limitation the Initial Short Sales) of shares of Shares or options or other derivatives in respect thereof (or combinations of such transactions). All such hedging transactions shall be effected by Buyer or any of its affiliates solely for their benefit and Seller shall not have any financial interest in, or any right to direct the timing or amount of, any such transactions.

6.	Additional
Representations,
Warranties and
	Agreements:	(i) Seller does not know or have any reason to believe that the Company has not complied with the reporting requirements contained in Rule 144(c)(1) under the
Securities Act of 1933, as amended (the "Securities Act").

(ii) Delivery of Shares (or security entitlements in respect thereof) by Seller pursuant to this Agreement will pass to Buyer title to such Shares (or security entitlements) free and clear of any Liens, except for those created pursuant to the
Pledge Agreement.

[(iii) Seller is not the beneficial owner (as defined in Rule 13d-3 under the
Exchange Act, but treating any securities beneficially owned by Seller that are convertible, exchangeable or exercisable into or for equity securities of the
Company as if they had been converted, exchanged or exercised) of more than five percent of the outstanding Shares of any class or series of equity securities issued by the Company. For purposes of this representation, Seller shall be deemed to have beneficial ownership of any securities beneficially owned by Seller within the meaning of said Rule 13d-3 whether such beneficial ownership is direct or indirect and whether it is based on securities individually owned by Seller or securities owned as a member of a “group” within the meaning of Rule 13d-5(b) under the
Exchange Act.]

(iv) Seller acknowledges and agrees that Buyer and its affiliates may engage in proprietary trading for their own accounts and the accounts of their affiliates in the
Shares or in securities that are convertible, exercisable or exchangeable into or for
Shares (including such trading as Buyer or its affiliates deem appropriate in their sole discretion to hedge its or their market risk in any transaction whether between
Buyer and Seller or with other third parties) and that such trading may affect the value of the Shares.

(v) Seller has not solicited or arranged for the solicitation of, and will not solicit or arrange for the solicitation of, orders to buy Shares in anticipation of or in connection with any short sales of Shares which Buyer or an affiliate of Buyer effects, for the account of Buyer, in establishing Buyer’s initial short position.

(vi) Except as provided herein, Seller has not made, will not make, and has not arranged for, any payment to any person in connection with the short sales of
Shares which buyer or an affiliate of Buyer effects, for the account of Buyer, in establishing Buyer’s initial short position.

On the date hereof, Seller shall file, or shall cause to be filed, in the manner contemplated by Rule 144 under the Securities Act, a notice on Form 144 relating to the transactions contemplated hereby in form and substance acceptable to Buyer.

8.	Additional
Definitions:

Rule 144:		Means Rule 144 under the Securities Act.

Transfer Restriction:		Means, with respect to any share of Shares (or security entitlements in respect thereof) or other item of collateral pledged under the Pledge Agreement, any condition to or restriction on the ability of the holder thereof to sell, assign or otherwise transfer such share of Shares (or security entitlements in respect thereof)
or other item of collateral or to enforce the provisions thereof or of any document related thereto whether set forth in such item of Collateral itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment or other transfer or enforcement of such share of Shares (or security entitlements in respect thereof) or other item of collateral be consented to or approved by any Person, including, without limitation, the issuer thereof or other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any buyer, pledgee, assignee or transferee of such share of Shares (or security entitlements in respect thereof) or other item of collateral, (iii) any requirement of the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such share of Shares (or security entitlements in respect thereof) or other item of collateral, prior to the sale, pledge, assignment or other transfer or enforcement of such share of Shares (or security entitlements in respect thereof) or other item of collateral and (iv) any registration or qualification requirement or prospectus delivery requirement for such share of
Shares (or security entitlements in respect thereof) or other item of collateral pursuant to any federal, state or foreign securities law (including, without limitation, any such requirement arising as a result of Rule 144 or Rule 145 under the
Securities Act); provided that the required delivery of any assignment, instruction or entitlement order from the seller, pledgor, assignor or transferor of such share of
Shares (or security entitlements in respect thereof) or other item of collateral, together with any evidence of the corporate or other authority of such Person, shall shall not constitute a “Transfer Restriction”.

Unrestricted Stock:		Means Shares (or security entitlements in respect thereof) that are not subject to any
Transfer Restriction in the hands of Seller immediately prior to delivery to Buyer
(other than any Transfer Restriction referred to in clause (iv) of of the definition of
Transfer Restriction arising solely as a result of Seller’s status as an affiliate (as such term is defined in Rule 144) of the Company) and would not be subject to any
Transfer Restriction in the hands of Buyer upon delivery to Buyer.

Please confirm that the foregoing correctly sets forth the terms and conditions of our agreement by executing the copy of this Confirmation and returning it to us by fax at your earliest possible convenience.

Yours faithfully,

UBS AG, London Branch

By:		By:
	Name: Title:		Name: Title:

Accepted and agreed as of the ____day of _____________, 20__

[Client]

By:
Name:
Title:

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